EXHIBIT 99.1

ENGlobal Announces Project Awards

HOUSTON, Dec. 14, 2015 (GLOBE NEWSWIRE) -- ENGlobal (NASDAQ:ENG), a leading provider of automation and engineering services, today announced its success in being awarded three new projects in late November with a combined value of approximately $6 million. This new work for the Company's Automation Segment serves to illustrate its wide range of expertise in both engineering and fabrication, and in the key areas of electrical power, control systems and process analytics.

More specifically, ENGlobal has been selected by a major refining client in the Rocky Mountains to design, fabricate and supply a modular Power Distribution Center, which is needed to provide critical electrical switchgear for their operations.

The Company will also provide the full scope of controls engineering and systems equipment for a midstream energy master limited partnership. This work is integral to a new crude oil transportation and storage facility to be located on the Texas Gulf Coast.

Finally, ENGlobal has been selected as the designer and supplier of all online process analytical equipment for a new chemical production facility on the U.S. Gulf Coast. ENGlobal will deliver this equipment beginning in the second quarter of next year, with extended deliveries throughout the second half of 2016.

"Our past performance and ability to provide complete engineered solutions for our clients is a critical element for our success," said William A. Coskey, P.E., Chairman and Chief Executive Officer of ENGlobal. "I would like to thank these three important clients for their confidence and include a note of appreciation to our teams for their technical contributions."

About ENGlobal

ENGlobal (NASDAQ:ENG) is a provider of engineering and related project services primarily to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal's Automation segment provides services related to the design, fabrication and implementation of advanced automation, control, instrumentation and process analytical systems. The Engineering segment provides consulting services for the development, management and execution of projects requiring professional engineering, construction management, and related support services. Within the Engineering segment, ENGlobal's Government Services group provides engineering, design, installation and operation and maintenance of various government, public sector and international facilities, and specializes in the turnkey installation and maintenance of automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ENGlobal's filings with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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CONTACT: Mark A. Hess
         (281) 878-1040
         ir@ENGlobal.com